EXHIBIT 99

                   PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                         www.peoplesbancorp.com

                                                                   NEWS RELEASE


FOR IMMEDIATE RELEASE
---------------------                        Contact:John W. Conlon
July 20, 2004                                        Chief Financial Officer
                                                    (740) 373-3155

              PEOPLES BANCORP INC. REPORTS SECOND QUARTER EARNINGS
      ---------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) announced net income of $5,053,000 for the second quarter of 2004 compared to $5,439,000 a year ago. Earnings per diluted share were $0.47 for the three months ended June 30, 2004, compared to $0.51 earned in last year's second quarter. On a year-to-date basis through June 30, 2004, net income totaled $10,419,000 compared to $10,453,000 through six months of 2003, while earnings per diluted share were $0.97 versus $1.00 for the same periods, respectively.
         Peoples' lower second quarter net earnings were attributable to reduced levels of net interest income and additional operating expenses as a result of acquisitions, which offset increases in non-interest revenues. Earnings per share were also negatively impacted by additional shares outstanding resulting from Peoples issuing over 800,000 common shares in connection with acquisitions in the last year. Due to pending acquisitions and related securities regulations prohibiting management from repurchasing shares, the majority of the 147,435 treasury share purchases occurred late in the second quarter and had little impact on weighted average shares.
         "As expected, net interest margin pressure continued in the second quarter," said Robert E. Evans, Chairman and CEO. "We made the decision to shrink our earning assets a bit in the second quarter to await better investing opportunities after the rate increase in late June. While our second quarter earnings were at the bottom end of our projections we are encouraged by performance in several key areas, including non-interest revenue growth, loan growth and asset quality."
         Evans added, "The improving economic and interest rate conditions, some expansion of our earning asset base, as well as the projected impact of recent acquisitions, are expected to serve as the foundation for earnings growth in the third quarter."
         During the second quarter, Peoples completed the acquisition of two full-service insurance agencies: the Putnam Agency, Inc. ("Putnam") (Ashland, Kentucky and Huntington, West Virginia offices), and Barengo Insurance Agency, Inc. ("Barengo") (Marietta, Ohio). In the acquisitions, Peoples used a combination of cash and Peoples' common shares as consideration. Peoples operates the former agencies as divisions of Peoples Insurance Agency, using the "Putnam Agency" and "Barengo Insurance Agency" names.
         Due in large part to the insurance acquisitions, non-interest income was up 37% in the second quarter of 2004 to $6,245,000, from $4,547,000 a year ago, and totaled $11,070,000 for the six months ended June 30, 2004, a 31% increase over 2003's six-month total of $8,482,000. Insurance and investment commissions totaled $1,428,000 in the second quarter of 2004 and $1,727,000 through six months of 2004, compared to $320,000 and $762,000 for the same periods a year ago, respectively, with the Putnam and Barengo divisions producing just over $1 million in combined revenue during the second quarter. Property and casualty insurance commissions, the primary focus of the acquired agencies, comprised the majority of Peoples' insurance and investment commissions and accounted for $1,004,000 of the overall increase in revenue.
          "The addition of Putnam and Barengo is an important step toward meeting our goal of revenue diversification and continued expansion of our business," commented Mark Bradley, Peoples' President and Chief Operating Officer. "Revenues from the acquired agencies were a significant driver of the second quarter non-interest income increase, while deposit account service charges were also a contributing factor. We anticipate insurance revenues to be even stronger in the third quarter since it will include a full-quarter's impact of the acquisitions."
         Deposit account service charges totaled $2,459,000 in the second quarter of 2004, up 20% compared to the same period in 2003. This increase was primarily the result of a combination of higher volumes of overdraft and non-sufficient funds fees and an overall increase in the number of checking accounts, as well as an increase in the per item amount of certain cost recovery fees. In the second quarter of 2004, business owned life insurance ("BOLI") produced tax-advantaged income of $506,000 versus $353,000 a year ago, a result of Peoples' $20 million BOLI purchase in early 2004. E-banking revenues, primarily ATM and debit card fees, grew 18% from a year ago, totaling $623,000 for the second quarter of 2004. Peoples' mortgage banking activities produced revenues of $283,000 for the three months ended June 30, 2004, versus $337,000 for 2003's second quarter, reflecting lower levels of real estate loan refinance activity.
         Non-interest expense was $11,531,000 in the second quarter of 2004 versus $9,458,000 for the same period in 2003. Approximately $1.2 million (or 60%) of this increase was the result of additional operating expense due to the insurance acquisitions and full-quarter impact of the May 2003 acquisition of Kentucky Bancshares. Salaries and benefits, Peoples' largest expense, totaled $5,819,000 for the quarter ended June 30, 2004, an increase of 21% from a year ago, with $580,000 (or 58%) of the increase attributable to the salaries and benefits of the approximately 80 associates added in conjunction with the acquisitions. Occupancy and equipment costs increased 16% in the second quarter of 2004 from a year ago, as acquisitions and investments in technology produced additional depreciation expense in 2004. Intangible amortization nearly doubled from a year ago as a result of recent acquisitions. Management projects intangible amortization to be about $100,000 higher next quarter due to a full-quarter's impact of the customer relationship intangibles acquired in the Putnam and Barengo acquisitions, with reductions in subsequent quarters thereafter due to the method of amortization. Professional fees were 21% lower in the second quarter of 2004 compared to a year ago, primarily attributable to expiration of the consulting agreement relating to the Overdraft Privilege program.
         The non-interest leverage ratio serves as a measurement of efficiency and performance and is a key performance indicator for Peoples. The ratio, defined as non-interest income as a percentage of operating expenses, excludes gains and losses on securities transactions and asset disposals, as well as intangible asset amortization. For the six months ended June 30, 2004, the non-interest leverage ratio was 52.0% compared to 47.0% a year ago. This improvement was the result of non-interest revenues growing at a greater rate than operating expense.
         "We are pleased with the improvement in the non-interest leverage ratio, which is now above our target of 50%," commented Bradley. "Cost control remains a primary focus, as we explore opportunities to enhance Peoples' operating efficiency and grow revenues. As part of this focus, we are currently reviewing our compensation structure for our fee-based revenues and anticipate a change to a more commission-based compensation arrangement with portions of our sales group. We are also looking at staffing levels in our retail offices to ensure we have proper sales and service personnel in position."
         Net interest income totaled $12,697,000 for the second quarter of 2004, compared to $13,548,000 last quarter and $13,577,000 in 2003's second quarter. Peoples' reduced net interest income is largely the result of lower average earning assets, coupled with lower asset yields due to the sustained low interest rate environment. Peoples also shifted $20 million of short-term borrowings to long-term borrowings, at a higher cost, during the quarter in anticipation of interest rate increases in the second half of 2004. These factors also compressed net interest margin, which dropped to 3.39% versus 3.56% for the prior quarter and 3.48% for the second quarter of 2003. For the six months ended June 30, 2004, net interest income totaled $26,245,000 and net interest margin was 3.48%, versus $26,635,000 and 3.58% for the same period in 2003.
         "As with most financial institutions, our ability to maintain net interest income and margin is challenged by rates remaining at low levels," said Jack Conlon, Peoples' Chief Financial Officer. "In addition, we used some of the principal runoff from the investment portfolio during the quarter to reduce debt and manage corporate liquidity, as we sought out higher yielding investments. While the recent action by the Federal Reserve to increase interest rates should help to ease some of the margin pressures, we continue to shift to longer-term funding to lock in rates, which may offset any short-term improvement in asset yields. We believe additional rate increases in the second half of 2004 should provide opportunities to enhance Peoples' net interest income and margin based on the current asset-liability position."
         During the second quarter, loans grew $24.8 million, or 11% annualized, to $935.6 million at June 30, 2004, due primarily to commercial and real estate loan growth, which offset a decline in consumer loan balances. Peoples also had $807,000 of fixed-rate real estate loans originated and held for sale into the secondary market. Peoples is also servicing $95 million of fixed-rate real estate loans previously sold into the secondary markets due to the associated interest rate risk.
         "Loan growth remains an integral part of our strategic plans and operating goals," stated Bradley. "The majority of our second quarter loan growth occurred late in the quarter, and with economic conditions showing signs of improvement, we anticipate additional lending opportunities in the second half of 2004. We are committed to meeting the loan demand of our customers and generating quality loans without compromising asset quality."
         Nonperforming loans comprised 0.62% of total loans at June 30, 2004, compared to 0.73% at December 31, 2003, while nonperforming assets comprised 0.35% and 0.41% of total assets for the same periods, respectively. These improvements were attributable to a 13% decrease in nonperforming loans. In the second quarter of 2004, Peoples' provision for loan losses was $616,000, down from $794,000 in the prior quarter and $935,000 a year ago. At June 30, 2004, the allowance for loan losses was $14.7 million, or 251.6% of nonperforming loans, compared to $14.6 million, or 216.1% of nonperforming loans, at year-end 2003.
         "Our ability to maintain solid asset quality during the recent economic slowdown reflects our long-standing commitment to sound underwriting standards and diligent loan review process," stated Bradley. "In addition, a lower level of loan delinquencies and nonperforming loans during the second quarter allowed us to reduce Peoples' provision expense. We believe Peoples' asset quality remains favorable compared to most peers and the allowance is adequate to absorb probable losses based on our latest analysis."
         In the second quarter of 2004, net loan chargeoffs were $697,000, down from $720,000 a year ago but up compared to $595,000 in the first quarter of 2004. Commercial loans comprised the largest portion of net chargeoffs, totaling $475,000 and $210,000 for the three months ended June 30, 2004 and 2003, respectively. Net chargeoffs relating to the Overdraft Privilege Program were $211,000 in the second quarter of 2004 versus $150,000 in 2003's second quarter. Real estate net chargeoffs totaled $47,000 for the second quarter of 2004, down from $129,000 for the same period in 2003. In the second quarter of 2004, Peoples' consumer loan recoveries exceeded chargeoffs, resulting in net recoveries of $32,000 compared to net chargeoffs of $189,000 in 2003's second quarter.
          "Our second quarter results reflect the challenge of growing earnings with interest rates remaining at low levels," summarized Bradley. "As we strive to improve short-term performance, we maintained our long-term focus in the second quarter by delaying the purchase of some investments until yields improve and worked to integrate our acquisitions. In the third quarter, we expect stronger performance from our nontraditional lines of business, as well as continued loan growth and solid asset quality, which should also benefit future earnings."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 51 locations and 33 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.


CONFERENCE CALL TO DISCUSS EARNINGS:
         Peoples will conduct a facilitated conference call to discuss second quarter results of operations today at 11:00 a.m. eastern time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (888) 424-5801. A simultaneous Webcast of the conference call audio will be available online via the home page and/or Investor Relations section of www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation or download and install the necessary software. A replay of the call will be available on Peoples' website for 30 days.


SAFE HARBOR STATEMENT:
         This press release may contain certain forward-looking statements with respect to Peoples' financial condition, results of operations, plans, objectives, future performance and business. Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," "will," "would," "should," "could" and similar expressions are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment impact interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions adversely affect Peoples' business; (7) changes and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues; (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the outcome of regulatory and legal proceedings and (11) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission ("SEC"). Peoples undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. Copies of documents filed with the SEC are available free of charge at the Commission's website at http://www.sec.gov and/or from Peoples' website.


PEOPLES BANCORP INC.  (NASDAQ:  PEBO)
Financial Highlights (Unaudited)

                                                        ----------------------------------    ----------------------------------
                                                               Three Months Ended                     Six Months Ended
                                                                    June 30,                              June 30,
(in $000's, except per share data)                            2004               2003               2004               2003
                                                         ----------------------------------    ----------------------------------
PER SHARE DATA (a) Net income per share:
   Basic                                                $         0.48     $         0.52     $         0.98     $         1.02
   Diluted                                              $         0.47     $         0.51     $         0.97     $         1.00
Cash dividends declared per share                       $         0.18     $         0.15     $         0.36     $         0.30
Book value per share                                    $        16.01     $        16.72     $        16.01     $        16.72
Tangible book value per share (b)                       $         9.86     $        12.14     $         9.86     $        12.14
Closing stock price at end of period                    $        26.95     $        24.06     $        26.95     $        24.06
Dividend payout as a percentage of net income                   38.33%             30.04%             36.83%             29.47%
Actual shares outstanding (net of treasury shares)          10,602,767         10,665,884         10,602,767         10,665,884
Weighted average shares outstanding:
   Basic                                                    10,603,599         10,400,673         10,581,923         10,229,595
   Diluted                                                  10,766,378         10,598,820         10,787,911         10,428,220

PERFORMANCE RATIOS (c)
Return on average equity                                        11.83%             12.92%             12.17%             12.95%
Return on average assets                                         1.17%              1.25%              1.21%              1.26%
Non-interest leverage ratio (d)                                 56.75%             49.49%             51.98%             46.96%
Efficiency ratio (e)                                            56.87%             49.55%             55.09%             50.37%
Net interest margin (fully tax equivalent)                       3.39%              3.48%              3.48%              3.58%
Net loan chargeoffs as a percentage of average loans             0.30%              0.32%              0.28%              0.29%

NET CHARGEOFFS
Gross chargeoffs                                        $          980     $          955     $        2,210     $        1,740
Recoveries                                              $          283     $          235     $          918     $          466
                                                        ---------------    ---------------    ---------------    ---------------
     Net chargeoffs                                     $          697     $          720     $        1,292     $        1,274
                                                        ------------------------------------------------------------------------

(a) Amounts adjusted for a 5% stock dividend issued August 29, 2003.
(b) Excludes balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(c) Ratios presented on an annualized basis.
(d) Non-interest income (less securities and asset disposal gains/losses) as a percentage of non-interest expense (less intangible amortization).
(e) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income.

             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      -----------------------------------    -----------------------------------
                                                              Three Months Ended                      Six Months Ended
                                                                   June 30,                               June 30,
(in $000's)                                                  2004               2003               2004                2003
                                                      -----------------------------------    -----------------------------------
Interest income                                        $       21,145     $       23,492     $        42,731     $       46,269
Interest expense                                                8,448              9,915              16,486             19,634
                                                      ----------------   ----------------    ----------------   ----------------
     Net interest income                                       12,697             13,577              26,245             26,635
Provision for loan losses                                         616                935               1,410              1,766
                                                      ----------------   ----------------    ----------------   ----------------
Net interest income after provision for loan losses            12,081             12,642              24,835             24,869
Net gain (loss) on securities transactions                          5                (29)                 37                (27)
Net gain (loss) on asset disposals                                 17               (236)                 47               (238)
Non-interest income:
    Service charges on deposits                                 2,459              2,052               4,712              3,777
    Insurance and investment commissions                        1,428                320               1,727                762
    Fiduciary revenues                                            812                858               1,586              1,444
    Electronic banking revenues                                   623                529               1,146                983
    Business owned life insurance                                 506                353                 922                718
    Mortgage banking income                                       283                337                 482                567
    Other non-interest income                                     134                 98                 495                231
                                                      ----------------   ----------------    ----------------   ----------------
        Total non-interest income                               6,245              4,547              11,070              8,482
Non-interest expense:
    Salaries and benefits                                       5,819              4,827              11,208              9,551
    Occupancy and equipment                                     1,289              1,108               2,510              2,206
    Amortization of intangible assets                             526                271                 927                472
    Data processing and software                                  441                320                 913                650
    Professional fees                                             411                520                 867                984
    Marketing                                                     402                379                 510                655
    Bankcard costs                                                378                276                 702                581
    Franchise taxes                                               371                272                 712                529
    Other non-interest expense                                  1,894              1,485               3,472              2,949

                                                      ----------------   ----------------    ----------------   ----------------
        Total non-interest expense                             11,531              9,458              21,821             18,577
                                                      ----------------   ----------------    ----------------   ----------------
Income before income taxes                                      6,817              7,466              14,168             14,509
Income tax expense                                              1,764              2,027               3,749              4,056
                                                      ----------------   ----------------    ----------------   ----------------
        Net income                                     $        5,053     $        5,439     $        10,419     $       10,453
                                                      ================   ================    ================   ================

Fully tax equivalent net interest income               $       13,106     $       13,993     $        27,069     $       27,461



               PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCES

                                                      -----------------------------------    -----------------------------------
                                                              Three Months Ended                      Six Months Ended
                                                                   June 30,                               June 30,
(in $000's)                                                  2004               2003               2004                2003
                                                      -----------------------------------    -----------------------------------
Average gross loans                                    $      920,818     $      895,538     $       916,530     $      873,375
Average investment securities                                 639,727            703,610             645,188            656,057
Average earning assets                                      1,550,368          1,606,339           1,562,747          1,531,192
Average intangible assets                                      57,682             38,654              53,167             34,680
Average total assets                                        1,731,166          1,742,151           1,731,349          1,659,372
Average non-interest-bearing deposits                         142,901            125,922             139,205            117,167
Average interest-bearing deposits:
    Savings                                                   178,938            175,957             174,941            163,134
    Interest-bearing demand deposits                          257,677            276,920             260,270            273,894
    Time deposits                                             450,615            454,069             455,786            438,202
                                                      ----------------   ----------------    ----------------   ----------------
        Total average interest bearing deposits               887,230            906,946             890,997            875,230
Average stockholders' equity                           $      171,762     $      168,409     $       172,204     $      161,394
                                                      -----------------------------------    -----------------------------------



               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                        -----------------  ---------------  ----------------  --------------
(in $000's, end of period)                                  June 30,         March 31,       December 31,       June 30,
LOAN PORTFOLIO                                                2004              2004             2003             2003
                                                        -----------------  ---------------  ----------------  --------------
Commercial, mortgage                                    $        428,580    $     413,167    $      380,372   $     353,767
Commercial, other                                                110,208          102,918           131,697         121,833
Real estate, construction                                         22,853           20,196            21,056          10,339
Real estate, mortgage                                            304,328          299,967           301,726         327,423
Consumer                                                          69,587           74,545            79,926          94,549
Credit card (a)                                                        -                -               221           6,407
                                                        -----------------  ---------------  ---------------- --------------
     Total loans                                        $        935,556    $     910,793    $      914,998   $     914,318

ASSET QUALITY
Allowance for loan losses as a percent of total loans              1.57%            1.62%             1.59%           1.55%
Allowance for loan losses as a percent of
    nonperforming loans (b)                                       251.6%           214.4%            216.1%          250.8%
Nonperforming loans as a percent of total loans (b)                0.62%            0.76%             0.73%           0.62%
Nonperforming assets as a percent of total assets                  0.35%            0.43%             0.41%           0.35%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned                                              0.67%            0.81%             0.78%           0.72%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                       $            374    $         235   $           188   $         569
   Renegotiated loans                                   $              -    $           -   $             -   $         685
   Nonaccrual loans                                     $          5,465    $       6,656   $         6,556   $       4,389
   Other real estate owned                              $            392    $         470   $           392   $         960
                                                        -----------------  ---------------  ----------------  --------------
        Total nonperforming assets                      $          6,231    $       7,361   $         7,136   $       6,603

REGULATORY CAPITAL (c)
Tier 1 risk-based capital                                         12.27%           13.85%            14.08%          13.87%
Total risk-based capital ratio (Tier 1 and Tier 2)                13.60%           15.24%            15.43%          15.34%
Leverage ratio                                                     8.17%            8.80%             8.68%           8.80%
Tier 1 capital                                          $        135,740    $     147,274   $       147,591   $     147,366
Total capital (Tier 1 and Tier 2)                       $        150,344    $     162,113   $       161,780   $     162,938
Total risk-weighted assets                              $      1,105,858    $   1,063,572    $    1,048,295   $   1,062,100

SUPPLEMENTAL DATA
Trust assets under management                           $        618,376    $     633,736    $      632,868   $     624,201
Employees (full-time equivalent)                                     545              497               511             486
Full service offices                                                  42               42                42              43
Supermarket offices                                                    4                4                 4               4
ATMs                                                                  33               32                32              33
Announced treasury share plans: (d)
    Total shares authorized for plan                             425,000          425,000           315,000         315,000
    Shares purchased                                             147,435          141,200            61,300               -
    Average price                                       $          24.93    $       29.14   $         27.96   $           -
                                                        -----------------  ---------------  ----------------  --------------

(a) Balance at December 31, 2003, represents nonqualifying balances not included in preliminary settlement of the credit card portfolio sale subject to final settlement.
(b) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans and nonaccrual loans.
(c) June 30, 2004 data based on preliminary analysis and is subject to revision.
(d) 2004 data reflects 2004 Stock Repurchase Program of 425,000 shares. 2003 data reflects 2003 Stock Repurchase Program of 315,000 shares. Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated. All share amounts have been adjusted for stock dividends.

10


                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                         June 30,             December 31,
                                                                                      2004                   2003
                                                                                ------------------     ------------------
ASSETS
Cash and cash equivalents                                                       $          55,319      $          73,426
Available-for-sale investment securities, at estimated fair value
     (amortized cost of $641,269 at June 30, 2004, and $634,801 at
     December 31, 2003)                                                                   639,190                641,464
Loans held for sale                                                                           807                  2,847
Loans, net of unearned interest                                                           935,556                914,998
Allowance for loan losses                                                                 (14,693)               (14,575)
                                                                                ------------------     ------------------
     Net loans                                                                            920,863                900,423
Bank premises and equipment, net of accumulated depreciation                               21,720                 22,155
Business owned life insurance                                                              44,277                 23,355
Goodwill                                                                                   53,770                 41,407
Other intangible assets                                                                    11,504                  7,298
Other real estate owned                                                                       392                    392
Other assets                                                                               26,419                 23,337
                                                                                ------------------     ------------------
          TOTAL ASSETS                                                          $       1,774,261      $       1,736,104
                                                                                ==================     ==================

LIABILITIES
Non-interest-bearing deposits                                                   $         137,335      $         133,709
Interest-bearing deposits                                                                 875,989                894,821
                                                                                ------------------     ------------------
     Total deposits                                                                     1,013,324              1,028,530
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                     113,953                108,768
Long-term borrowings                                                                      434,126                388,647
Junior subordinated notes held by subsidiary trusts                                        29,220                 29,177
Accrued expenses and other liabilities                                                     13,836                 10,102
                                                                                ------------------     ------------------
          TOTAL LIABILITIES                                                             1,604,459              1,565,224

STOCKHOLDERS' EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,841,020 shares issued at June 30, 2004, and
   10,704,938 shares issued at December 31, 2003)                                         162,535                161,005
Accumulated comprehensive income, net of deferred income taxes                             (1,436)                 4,255
Retained earnings                                                                          14,363                  7,781
Treasury stock, at cost (238,253 shares at June 30, 2004,
   and 101,146 shares at December 31, 2004)                                                (5,660)                (2,161)
                                                                                ------------------     ------------------
          TOTAL STOCKHOLDERS' EQUITY                                                      169,802                170,880
                                                                                ------------------     ------------------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $       1,774,261      $       1,736,104
                                                                                ==================     ==================
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